FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Crosses $1 Billion Mark for Acquisitions;

Acquires $162.9 Million of Properties Since July 1st

New York, New York, August 2, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it has acquired nine high quality senior living facilities located in Florida, Georgia, Tennessee, Washington and Oregon for an aggregate contract purchase price of $128.3 million, exclusive of closing costs. These purchases made up a significant part of the $162.9 million of acquisitions completed by ARC Healthcare during a very productive period since July 1st. To date, ARC Healthcare has acquired 82 properties for a contract purchase price of over $1.0 billion, exclusive of closing costs, totaling 3.6 million rentable square feet. ARC Healthcare’s portfolio is currently 95.5% leased, excluding senior living facilities.

Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, commented, “We are pleased to announce that we have crossed the billion dollar mark of owned assets with the $162.9 million of properties added to our portfolio since July 1st. We remain active in assembling a balanced and diversified portfolio of high quality medical office buildings, seniors housing and selected hospital assets. Our pipeline is full and, as previously discussed, we remain confident that we will have fully committed our raised equity in the third quarter consistent with our strategy and accretive to our earnings.”

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)